Successful Trust Deed and
Mortgage Related Investments
Secured by Real Estate

Disclosure Regarding the Purpose and Scope of the Information Provided

This informational book is provided to those who may be interested in learning about trust deed and mortgage related investments secured by real estate.

This book contains a general overview of the process Point Center Financial, Inc. follows to make or arrange loans. These loans are funded by a mortgage pool formed by Point Center Financial, Inc. whose members invest in units of a public limited liability company. This book is not intended to describe any specific loan, nor is it intended to offer investment advice or solicit investors to purchase units in the mortgage pool.

The mortgage pool described in this book is not guaranteed by the Federal Deposit Insurance Corporation (FDIC) or any other governmental entity.

All property photographs shown in this book are representative of historical loans arranged by Point Center Financial, Inc. and do not reflect current loans in process.

Privacy Notice

Point Center Financial, Inc.

This Privacy Notice applies to all products and services provided by Point Center Financial, Inc. Since 1979, Point Center Financial, Inc. has remained dedicated to ensuring the privacy of our clients and investors. Our Privacy Policy has been designed to protect the information you give us while providing you with valuable financial products and services. Please read this important Privacy Notice which describes our practices in maintaining the confidentiality of your personal information.

First and foremost: While other companies may sell your non-public personal information to telemarketers and mailing lists, Point Center Financial, Inc. does not disclose any non-public personal information about our customers or former customers to anyone, except as permitted by law.

Point Center Financial, Inc. collects non-public personal information about you from the following sources:

Information we receive from you on applications or other forms, correspondence, email, in-person or telephone conversations or by any other means. Information collected includes, but is no limited to, your name, address, social security number, income, assets, credit history and other important financial information.

Information about your transactions with us or others, including, but not limited to, your account balance, payment histories, account activities, parties to transactions and loan advances.

Information we receive from third parties such as consumer reporting agencies.

We protect the security and integrity of customer information through procedures and technology designed for this purpose. For example:

Our physical, electronic and procedural safeguards comply with federal standards regarding the protection of non-public personal information.

We require independent contractors and outside companies who work with us to adhere to our strict privacy standards.

We use technological means (such as backup files, virus detection and eradication software, and other computer software and hardware) to protect against unauthorized access or alterations to non-public personal information.

We restrict access to your non-public personal information to those employees who have a legitimate business need to know that information to provide products or services to you.

If you have any questions about this Privacy Notice, please write to the following:

Point Center Financial, Inc.
Attn: Privacy Act Review
30900 Rancho Viejo Road, Suite 100
San Juan Capistrano, CA 92675
Fax No. (949) 661-4038

The policies and practices described in this disclosure are subject to change, but we will communicate any significant changes to you as required by applicable law. The policies and practices described in this disclosure replace all previous notices or statements regarding this subject.

Chapter One:
About Point Center Financial, Inc.

About Point Center Financial, Inc.

Point Center Financial, Inc. (Point Center) is a wholesale real property lender specializing in commercial and residential loans. Point Center has been involved in real estate lending since 1979 and currently originates loans throughout the United States.

The loans are packaged, underwritten, and sold (in whole or in part) to private investors (lenders), mortgage pools formed by Point Center, and/or institutional lenders as asset-backed securities. Our business is a subset of a broader trend throughout the capital markets called securitization. Point Center procures, underwrites, and services all of the loans from origination through payoff.

Investors who purchase our loan investment products include individuals, trusts, foundations, pension plans, IRAs, Keoghs, corporations, and institutional lenders as well as other entities, all of which are pooled and/or syndicated to fund each loan.

Point Center securitizes real property loans for the following:
•	Land
•	Construction
•	Acquisition and Development
•	Builder Equity
•	Commercial and Industrial Properties
•	Churches
•	Discounted Notes
•	Note Hypothecations/Collateral Loans
•	Apartments
•	Single Family Homes
•	Condominiums

Mission Statement

The mission of Point Center is to be an industry leader for our customers by offering high quality, innovative loan products and investment opportunities coupled with outstanding customer service. Point Center strives to maintain an energized work environment for its employees and is committed to creating a culture of learning, growth, and accountability.

Our Core Values and Corporate Culture

•	Point Center is an industry leader in creating value and financial reward for its investors by providing diverse and innovative investment products.
•	Point Center dedicates appropriate resources to attract and retain quality people.
•	Point Center creates and maintains mutually beneficial relationships with borrowers and brokers by offering alternative financing solutions.
•	Point Center engages vendors who provide fair and equitable services and products.
•	Point Center implements result-oriented processes that encourage and support personal, professional, and organizational accountability.
•	Point Center maintains a work environment that fosters teamwork, personal respect, and ethical business practices.

Point Center believes in open communication with our investors, borrowers, and vendors. We encourage your feedback in order to maintain a progressive and dynamic corporate culture.

Licensing and Permit Information

Regulatory Approvals for Engaging in Securitization of Real Estate Loan Assets.
Point Center conducts its loan origination and loan servicing operations under a Real Estate Broker’s license issued by the California Department of Real Estate. Additionally, Point Center holds a California Finance Lender’s license and four (4) different state permits or Applications for Qualification of the Offer and Sale of Securities Under the Corporate Securities Law of 1968 by Section 25113 (b) (1), all issued by the California Department of Corporations. In February of 2006 Point Center, as manager of Point Center Mortgage Fund I, LLC, obtained approval from the Securities and Exchange Commission (SEC) for the offering of a federally registered mortgage pool.

Governing Agencies

Department of Real Estate (DRE)
2201 Broadway, Sacramento, CA 95818 | (916) 227-0931 | www.dre.ca.gov

Point Center Financial, Inc.
Dan J. Harkey, Officer
Broker’s License #00745721

Be sure to look under Point Center Financial. Dan Harkey’s individual license is expired as he is now licensed as an Officer of the Corporation.

This license is utilized for loan origination and loan servicing activities, including threshold reporting for trust fund accounting. Quarterly and annual audit reporting is required and filed with the Department by Point Center and its independent auditor.

Securities and Exchange Commission (SEC)
100 F Street, N.E., Washington, D.C. 20549 | (800) SEC-0330 | www.sec.gov

Point Center Mortgage Fund I, LLC
Point Center Financial, Inc. as Manager
SEC Registration No. 333-118871
Federally Registered Public Mortgage Pool

Department of Corporations (DOC)
1515 K Street, Suite 200, Sacramento, CA 95814 | (916) 445-7205 | www.corp.ca.gov

1.	Point Center Financial, Inc.
Consumer Finance Lender File No. 603-9075

2.	Point Center Financial, Inc. - Securities Permits
DOC File No. 506-2377
Fractional Note Offering, Commercial Paper Program, Mortgage Note Program
(Intra-state offerings for California residents only)

3.	National Financial Lending, LLC - Securities Permit
Point Center Financial, Inc., Manager

DOC File No. 309-2871

California Mortgage Pool
(Intra-state offering for California residents only)

Chapter Two:
Trust Deed Investments are Securities

Definition of a Trust Deed Investment

Real Estate lending is characterized by making a loan to a borrower who executes a promissory note and deed of trust (also known as a trust deed or mortgage) encumbering the borrower’s real property. The promissory note is the borrower’s promise to repay the loan. The trust deed is a security instrument recorded with a county recorder’s office creating a lien on the borrower’s real estate.

A trust deed investment occurs when an investor or mortgage pool purchases either 100% or an undivided portion of the note and trust deed. A trust deed investment is considered to be a fixed income security. Point Center raises capital to fund trust deed loans from private sources including, but not limited to, individuals, pension funds, IRAs, and institutional sources.

Trust deeds are recorded in different lien positions, such as first position, second position, etc. The date and time of recording establishes the lien priority of the trust deed on the title of the property in the public records.

In addition to trust deeds, Point Center also utilizes other types of collateral as security for its loans. These include cross-collateralized properties (i.e. more than one property securing the loan), personal guarantees from third parties, irrevocable letters of credit, assignments of Certificates of Deposits, assignments of corporate stock, and UCC-1 Financing Statements.

Definition of a Security

As referenced in the U.S. Federal Securities Act of 1933, Section 2(a)1:
“The term security means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.”

The Merits of Trust Deed Investing

1.	Monthly cash flow to investors.
2.	Minimal management - Point Center manages all aspects of the investment from arranging the loan, to collecting and distributing the monthly payments, through the payoff of the loan.
3.	The invested capital is secured by real estate.
4.	Diversification - Mortgage pools can provide multiple trust deeds with varying property types, property locations, interest rates, loan-to-value ratios, and maturity dates.

Types of Investors and Vestings

Individuals, Self-Directed IRAs, Keoghs, 401K Plans, Family Trusts, Corporations, Foreign Trusts, REITs, Limited Partnerships, General Partnerships, Mortgage Partnership Pools, and Institutional Lenders.

Investors may have multiple methods of taking title. For example, title can be held by individuals, by a pension plan, and in trust for children.

Below are examples of how to take title under different vestings:

Husband and Wife - A husband and wife may hold property as joint tenants or tenants in common, as community property, or as community property with a right of survivorship.

If the property is designated community property, each spouse owns one-half of the investment, regardless of the source of the funds.

Community property with right of survivorship results in one spouse’s interest being passed directly to the other in the event of death. Without the right of survivorship, the decedent’s property will pass to his/her heirs or estate.
If spouses use joint tenants with right of survivorship or tenants in common, then the rules set forth below apply. In the case of a married couple, there is no practical difference between community property with right of survivorship and joint tenants.

Married, sole and separate - Indentifies that the property belongs to one spouse only. This typically involves an investment of one spouse’s separate property, but could also constitute a change in the nature of the property from community property to sole and separate, for example as a gift.

Unmarried/Single/Widow - Used to confirm that there is no community property interest on behalf of an undisclosed spouse.

Trust - This is typically either a family trust, testamentary trust, or an irrevocable trust. The investment is owned by the trust and controlled by the trustee who must be authorized by the trust document to enter into and manage the transaction. Point Center requires a copy of the trust pages that creates this authorization.

Joint Tenants with right of survivorship - All interests are undivided and equal, meaning that if there are x number of owners, each owner owns a 1/x interest in the property. Joint tenants have the right of survivorship. When one owner dies, his/her interest goes to the other joint tenants, not his/her heirs, who then own a 1/(x-1) interest.

Tenants in Common - Unequal, divided interests with no right of survivorship. Any tenant can own any percent as long as total of all tenants is 100%. Each tenant’s interest can pass on to their heirs.

General Partnership - A partnership in which all partners can bind the partnership and all partners are liable for partnership debts if the partnership itself fails to pay.

Limited Partnership - One general partner and many limited partners. Only the general partner can bind the partnership and is liable for partnership debts if the partnership itself fails to pay.

REIT - A Real Estate Investment Trust which finds investors and purchases real property. A REIT provides each investor either a percentage interest in the property itself, or an interest in a loan secured by a mortgage or trust deed on the property. Title is held in the name of the REIT.

IRA - An Individual Retirement Account that allows a person to save and invest money for use in retirement while deferring taxes on the account’s earnings. A Keogh plan is much like an IRA but is only available for people who are self-employed. The main difference between a Keogh and an IRA is that the contribution limit for a Keogh plan is much higher. IRAs have custodians or trustees, as do Keoghs. Vesting must always be in the name of the custodian or trustee.

Limited Liability Company (LLC) - Similar to a partnership, only without the personal liability of a general partner. LLCs are composed of members, one or more of which is a managing member with authority to contractually bind the LLC. Title is held in the name of the LLC.

Corporate Pension Plans - Invest the retirement funds of their participants and take title in the name of the pension plan.

Corporation - Purchase of an investment by a corporation requires a copy of the Articles of Incorporation and By-Laws, and a corporate resolution authorizing the transaction.

Chapter Three:
Federally Registered Public Mortgage Pool

Point Center Mortgage Fund I, LLC
A Delaware limited liability company

Point Center is the Manager of Point Center Mortgage Fund I, LLC (PCMFI), a Delaware limited liability company designed to fund mortgage loans on a national basis. PCMFI is licensed as a California Finance Lender and has a maximum capitalization of $500,000,000.

Investors purchase units in the mortgage pool reflecting a daily unit value which is calculated based upon the current value of the assets of the LLC divided by the outstanding number of units.

Once units are purchased, investors (also referred to as members) share proportionately in the profits, expenses, and losses of the LLC and receive cash distributions each month from available cash flow. Members may choose to have distributions reinvested by acquiring additional units (i.e. growth fund vs. income fund).

Units are sold solely for the purpose of funding new mortgage loans. The payments received from the loans owned by the LLC provide the income for the LLC which is passed through to the members. This is reported through a Partner Statement of Account and ultimately through a K-1 Form issued each year in connection with the LLC’s annual tax return. Monthly distributions are made on a specific dollar per unit basis, based upon the cash available for distribution.

There is no opportunity to redeem units for the first two years. Thereafter, investors can request, in writing, to redeem units, subject to certain restrictions and limitations as more fully described in the enclosed prospectus.

One of the advantages of investing in the mortgage pool is the diversification of risk associated with trust deed investments. Investors own units in a growing pool of assets. For example, a $25,000 investment in a pool of 10 to 15 loans valued at $15,000,000 has more diversification than a $25,000 investment in a single loan secured by only one property with only one borrower.

A prospectus has been delivered together with this book. To obtain additional information please contact Point Center Financial, Inc. at 1-800-544-8800.

Investor Suitability Standards

The federal government imposes certain suitability standards for subscribers to purchase units in the mortgage pool.

To invest in units, you must have either:

•	a net worth, exclusive of home, home furnishings and automobiles, of at least $100,000 and a minimum annual gross income of at least $45,000; or

•	a minimum net worth of at least $150,000. As more fully described in the prospectus.

A significant number of states have more stringent requirements than those set forth above. See prospectus for more details.

PCMFI has filed a registration statement (including a prospectus) with the
Securities and Exchange Commission for the offering of its limited liability company units of to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents PCMFI has filed with the SEC for more complete information about PCMFI and the offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, we will arrange to send to you the prospectus and the other documents if you request it by calling us toll-free 1-800-544-8800.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the units or passed upon the adequacy or accuracy of the prospectus, any prospectus supplement or any free writing prospectus. Any representation to the contrary is a criminal offense.

Chapter Four:
Private Money Lending

Private money lending refers to loans collateralized by real estate where the decision to make a loan is based primarily upon the protective equity in the property securing the loan. To a lesser extent the borrower’s credit history is also considered.

Private money loans are needed when a borrower or a property falls outside the normal underwriting guidelines of conventional sources such as banks or other financial institutions. The primary credit decision for those types of lenders is typically based upon the borrower’s credit rating and income. A loan may be a very prudent transaction from Point Center’s perspective but is classified as sub prime by institutional lenders, thereby creating a need for private money.

Point Center solicits, underwrites, processes, and funds these types of private money loans. After a loan request is approved and processed, the loan is funded with pooled funds created by Point Center and offered to private investors. Point Center acts as the servicing agent for each loan until it is paid in full or otherwise liquidated.

Sources of Trust Deed Investments

Since 1979, Point Center has been creating a multi-faceted marketing database with over 500,000 records. Each month Point Center mails approximately 200,000 solicitations nationwide to the following target groups to locate quality real estate loans:

•	Mortgage Brokers/Bankers
•	Banks, Savings and Loans, and Thrifts
•	Certified Public Accountants and Enrolled Agents
•	Real Estate Consultants
•	Attorneys specializing in:
-	Estate planning
-	Divorce/Family matters
-	Real Estate
-	Bankruptcy
-	Probate

•	Builders and Developers

These target groups submit loan requests to Point Center. Each loan request is reviewed to determine whether it would be an acceptable loan. Extensive due diligence is performed in underwriting and processing the loan prior to funding the loan.

Why Borrowers Select Point Center

1.	Quick funding for time sensitive loans.

2.	Loss of bank loans, for any reason, including credit denials and excessive loan conditions.

3.	Borrower’s election to avoid the long hassle of processing a bank or institutional loan.

4.	Point Center’s ability to make larger loans with more flexible terms than most banks.

5.	Short term bridge loans.

6.	Property purchased with a percentage of down payment in the form of subordinated seller financing.

7.	Construction loans for infrastructure and vertical construction.

8.	Borrower has an opportunity to make an investment in a new property using the equity in the real estate he/she owns. Point Center can cross collateralize both properties.

9.	Borrower has circumstances making it difficult to obtain an institutional loan including, but not limited to:

•	Complex financing structures (LLCs, partnerships, trusts, and corporations)
•	Credit problems (minor to moderate)
•	Tax liens (Federal and state taxes, estate taxes, etc.)

•	Foreclosure or receivership
•	Bankruptcy (old or current)
•	Other liens (judgment, Homeowners Association, property tax, etc.)
•	Property held in probate, trusts, family limited partnerships, irrevocable trusts, corporations, etc.
•	Divorce, medical emergency, or unemployed

10.	Property has characteristics making it difficult to obtain an institutional loan including, but not limited to:
•	Partially or nearly completed construction of the building
•	Property improvements or rehabilitation
•	Loan is needed to increase the occupancy rate of the property
•	Seismic (earthquake) retrofitting

11.	Note Hypothecations (loans secured by assignments of notes and trust deeds).

Key Points to Consider when Evaluating Trust Deed Investments

A.	Appraised Value
B.	Borrower and Credit Considerations
C.	Additional Forms of Collateral
D.	Lien Priority
E.	First Trust Deed Positions
F.	Second Trust Deed Positions
G.	Other Trust Deed Investments
H.	Exceptions to Underwriting Criteria
I.	Borrower’s Exit Strategy
J.	Additional Due Diligence by Point Center

A.	Appraised Value
1.	An independent appraisal of the property is always obtained:
•	Valuation approaches: replacement cost approach, market or sales approach, and income approach
•	Rental survey, if applicable, for income producing property
2.	Loan-to-value ratio (LTV) and protective equity are always reviewed for acceptability.

The ratio between a mortgage loan and the value of the real estate pledged as security is usually expressed as a percentage:

In this example, the loan expressed as a percentage of the property value is 65%. Protective equity is the difference between the appraised value of the property and the amount of the loan. As the LTV increases, the protective equity decreases which creates additional risk.

B.	Borrower and Credit Considerations
1.	Borrower’s credit application
Financial statements
Credit report or credit history
Other assets and obligations

Personal interview and interaction
2.	Borrower’s ability to make the monthly payment
Verifiable income vs. unverifiable income
Tax returns vs. no tax returns
Bank statements
3.	Debt-to-income ratio
The debt-to-income ratio (D/I) is the percentage of the borrower’s income used to pay the borrower’s debts.

C.	Additional Forms of Collateral
1.	Trust deed recorded on multiple pieces of property owned by the borrower to secure the note, referred to as cross-collateralization.
2.	Personal guaranty by third party.
3.	Assignment of note and trust deed owned by the borrower securing real estate other than the borrower’s primary collateral, referred to as note hypothecation.
4.	Assignment of corporate stock, partnership or LLC interests, bonds, life insurance policies, or leases.
5.	UCC-1 Financing Statement filed on personal property such as furniture, fixtures, equipment, stock, and bank accounts.

D.	Lien Priority
1.	Determined by date and time of recording at the county recorder’s office.
2.	Insured with a title insurance policy.
3.	Items to consider when recording a lien against real property:
•	Property taxes should be current at the time of closing.
•	Association dues, if any, should be current at the time of closing.

E.	First Trust Deed Positions

Approximately 95% of the trust deed investments originated by Point Center are first trust deeds. There is greater security because first trust deeds are not subject to any senior liens, except for county property taxes.

F.	Second Trust Deed Positions
Senior Lien information is very important!
1.	Determine the amount owed on the senior trust deed loan.
2.	Terms of the senior note and trust deed:
•	Is there a prepayment penalty?
•	Is there negative amortization?
•	Is junior financing permitted?
3.	Investigate the payment history of the senior loan.
•	Is the borrower current on the payments?
•	Obtain a beneficiary statement or recent lender statement showing that the senior loan is current.

G.	Other Trust Deed Investments (not originated by Point Center)
1.	Subordinate financing below second position.
2.	Trust deeds without title insurance.
3.	Stock co-ops.
4.	Rural property, including raw land.
5.	Property with toxic or environmental problems where there is no plan or budget for the remediation work.

H.	Exceptions to Underwriting Criteria
1.	Short term loans (interim or bridge financing).
2.	Small loans.
3.	Partially or fully amortized loans.
4.	Extremely bad credit or extremely good credit.
5.	Additional collateral considerations.

I.	Borrower’s Exit Strategy
When the loan becomes due, determine the pay off strategy.
•	Extend the loan term.
•	Refinance with an institutional lender.
•	Sell the property - use proceeds to pay off loan.

•	Borrower obtains other funds to facilitate the payoff.

J.	Additional Due Diligence by Point Center
1.	Coordinate the underwriting and processing of the proposed loan.
2.	Coordinate the escrow function.
3.	Obtain title insurance:
•	Insures the property is free of other liens and encumbrances.
•	Explains title items and issues.
4.	Verify that the fire insurance policy in place. Flood, construction, and liability insurance if necessary.
5.	Procure a tax service contract to monitor property tax status.
6.	Obtain an environmental site assessment, when necessary.
This may include a Phase I, II, III or Remedial Action Plan for toxic substances, asbestos, and lead-based paint.
7.	Obtain rental or market survey, tenant estoppel certificates, and lease analysis, if applicable.

Chapter Six:
Loan Servicing and Management

A.	General Loan Servicing

Point Center provides the following services in connection with each loan it originates:
•	Collect monthly payments
•	Retain original documents
•	Collect late fees
•	Mail balloon payment notices to borrowers as required by law
•	Communicate with borrower at various stages of the loan
•	Coordinate loan payoff procedures and reconveyances

B.	Trust Fund Accounting Compliance

Point Center is required to file annual audit reports with the California Department of Real Estate in connection with trust fund accounting activities. These reports are prepared by an independent Certified Public Accountant. Additionally, Point Center files quarterly reports for trust fund banking activities.

C.	If Problems Occur

If the borrower is in default of the security documents, Point Center will pursue collection activity up to and including foreclosure proceedings. Invested capital may be recaptured at the foreclosure sale from the purchase by a successful third party bidder or through subsequent resale of the foreclosed property.

You can rely on Point Center to:
1.	Pursue collection activity with the borrower.
2.	Initiate foreclosure proceedings, if necessary.
3.	Check on the status of other liens, property taxes, and insurance compliance.

4.	Arrange forced order insurance coverage in the event that the borrower allows the existing hazard coverage to lapse.
5.	Collect funds to keep any senior lien current due to borrower’s delinquency if the subject loan is in a junior position.
6.	Discuss work out arrangements with borrower through modifying the loan terms.
7.	Locate a realtor to market the property if title to the property reverts to the investors at the foreclosure sale.
8.	Coordinate any repairs or improvements to the property needed to enhance marketability.

D.	Point Center Collection Procedures

Most loans originated by Point Center have payments due on the 1st day of the month. Exceptions from this standard include Note Hypothecations.

The majority of loans originated by Point Center have a 10-day grace period. If the payment is due on the first, it is considered one day late on the second, thus, a 10-day grace period will expire on the 11th day of the month.

On the 11th day of each month, Point Center generates a late report to determine which loans are delinquent. Late notice reminders are sent to the borrowers whose payments have not been received.

Point Center continues communication with the borrower until the delinquent payment is received. During this process Point Center analyzes changes, if any, in the borrower’s cash flow position, the borrower’s willingness to communicate and work through the problem, or if the need for stronger collection action is required. Point Center works with cooperative borrowers to avoid a costly foreclosure. Point Center generally does not allow the borrower’s account to become more than 30 days delinquent (i.e. two payments due at the same time).

The purpose of a foreclosure action is to enforce collection in the event of a loan default. Three outcomes are possible when a foreclosure is started: 1) the borrower can bring the loan current; 2) the borrower can pay the loan in full; or 3) a foreclosure sale is held. If the sale is held, either the property is sold to an outside bidder or title reverts to the foreclosing beneficiaries. If the property reverts to the foreclosing beneficiaries, Point Center actively markets the property for sale to recapture the invested capital.

There are two types of foreclosures: Non-Judicial Foreclosure and Judicial Foreclosure.

The California Non-Judicial Foreclosure Process
(when the subject property is secured by California real estate)

The Notice of Default (NOD) starts the non-judicial foreclosure process. When Point Center, as the servicing agent for the lender, forwards a Declaration of Default and an instruction to the foreclosure agent to proceed with the foreclosure action, the agent will sign and cause the NOD to be recorded. A copy of the NOD is mailed to all parties entitled to its receipt. The agent will order a Trustee’s Sale Guarantee (TSG) from a title company. The TSG assures the priority of each lien or encumbrance recorded against the property and provides the mailing information for the parties entitled to receive the NOD.

The 90-Day Redemption Period. This is the minimum period required by California law to wait before a Notice of Sale can be published and recorded.

The Notice of Trustee’s Sale - 21 Day Publication Period. No sooner than three (3) months from the recording date of the NOD, a Notice of Trustee’s Sale, indicating the place, date and time of the sale, must be published in a local newspaper. Twenty-one (21) days thereafter the property may be sold at public auction to the highest bidder. The borrower has the right to reinstate the loan up until five (5) days prior to the published sale date if the loan is in foreclosure for monetary default. In the event the NOD was filed due to loan maturity, the lender may require the loan be paid in full at any time during the foreclosure. Otherwise, in the five (5) days preceding the sale or postponed sale, the lender may accept reinstatement, or require that the loan be paid in full.

The Trustee’s Sale. The Notice of Trustee’s Sale will designate the date, time, and location of the auction. The property is typically sold along with other properties auctioned by the foreclosure agent.

Bidding

Full Credit Bidding. The lender’s opening bid at the foreclosure sale is known as the credit bid. A full credit bid includes the total amount due on the loan, including principal, accrued interest to the date of the sale, late charges, legal fees, foreclosure fees, and advances.

Under Bidding. The opening bid requested by the lender may be less than the total amount due. These circumstances may require the advice of an attorney, an accountant or other professional. Specific bidding instructions to the foreclosure agent are required if under bidding is elected by the lender.

Bidding Instructions. When full credit bidding is not appropriate, unless otherwise instructed in writing, Point Center will direct the foreclosure agent to increase the lender’s opening bid up to the unpaid debt if a third party is bidding at the sale. The property is sold to the highest bidder. If no one bids at the sale, the property is sold to the foreclosing lender for the opening bid. The foreclosure agent conveys title by signing and recording a Trustee’s Deed Upon Sale.

Non-Judicial Foreclosure States

Judicial Foreclosure Process

The judicial process of foreclosure, which involves filing a legal proceeding to obtain a court order to foreclose, is used in some states when the Power of Sale method of foreclosure is not applicable. It can also be used as an alternate to the Power of Sale method in states that allow both types of resolution. Generally, after the court declares a foreclosure, the property will be auctioned off to the highest bidder.

Using this type of foreclosure process, lenders may seek a deficiency judgment and, under certain circumstances, the borrower may have additional time after the sale to redeem the property from foreclosure.

The judicial foreclosure process varies from state to state. An attorney is hired to represent the lenders in court and the attorney files a foreclosure proceeding against the borrower. Timelines vary in each state as to the length of time needed to complete the foreclosure process. Usually a sheriff holds the foreclosure sale once the process and timeline have been completed.

Judicial Foreclosure States

Bankruptcy

Some borrowers file a petition for protection under the Bankruptcy Code in order to forestall a foreclosure sale. Upon the filing of a bankruptcy petition, the petitioner is referred to as the debtor. The most common types of bankruptcies are:

•	Chapter 7 - Liquidation of debts by a bankruptcy trustee through distribution of the debtor’s property and other interests.

•	Chapter 11 - Restructuring of existing debts of a business and reorganizing the debtor’s assets and liabilities.
•	Chapter 13 - Restructuring of debts of an individual with regular income which provides for payments to creditors.

Once a bankruptcy petition has been filed, an automatic stay prevents lenders from initiating any adverse proceedings. Point Center engages legal counsel to represent the investors’ interests and to pursue relief from the automatic stay if the loan is delinquent or matured.

Frequently Asked Questions

1.	When can a lender foreclose?
A lender can begin a foreclosure when a borrower defaults under the terms, covenants, and conditions contained in the security documents. To exercise a foreclosure against a borrower’s property, the lender must follow certain statutory procedures.

2.	How does Point Center collect from the borrower?
Point Center begins contacting borrowers if payments are not received within the grace period. Contact is attempted by telephone and/or written correspondence. If the borrower fails to respond to telephone and/or written notice of the late payment, a Notice of Intent to Foreclosure is issued.

3.	What are the costs associated with a foreclosure?
Foreclosure fees and costs vary by state.

4.	Who pays for the foreclosure?
If the borrower reinstates the loan, enters into a Forbearance Agreement, or pays the loan in full, the foreclosure fees and costs are collected from the borrower. If the property becomes Real Estate Owned (REO), the pool is responsible for its prorata share of all foreclosure fees, costs and expenses.

5.	Is a current inspection of the property required?
Prior to a foreclosure sale , Point Center may obtain a new valuation of the property in order to evaluate the equity position. The cost of the appraisal varies by property type, size, and value.

Chapter Seven:
Risk vs. Reward

Risks Associated with Trust Deed Investments

There are risks associated with trust deed investments that investors should be aware of, including but not limited to, the following:

1.
Trust deed investments are not insured by the FDIC or any other government agency. Additionally, Point Center, its principals, and associates cannot guarantee the success of the investments. Investments involve certain risks and are suitable only for persons of adequate means who anticipate no need for immediate liquidity.

2.
The value of property is given by an appraiser reflecting an opinion of the value at a specific date. There is no assurance that the appraised value will accurately reflect the fair market value over time, as general and local economic conditions may change.

3.	The borrower’s ability to repay the loan will depend upon the borrower’s financial conditions which could change over time.

4.
There are general risks associated with real estate investments including general or local economic conditions, neighborhood values, interest rates, real estate tax rates, the supply of and demand for properties of the type involved, the ability of the borrower to obtain necessary alternative financing, governmental rules, and acts of nature.

5.
Default by the borrower could impair overall cash flow to the pool due to an interruption in receiving monthly payments from the borrower. Under extreme cases, it may be necessary to foreclose or take other actions to protect the investment. It is possible for the total amount recovered upon foreclosure to be less than the amount of the total investment, with resulting loss of capital to the asset.

6.	If a borrower files a reorganization or full insolvency bankruptcy, the foreclosure process could be stalled. Significant legal fees and costs may be incurred in attempting to obtain relief from the automatic stay on collection proceedings provided by the bankruptcy code. Relief consists of obtaining court approval to release the property out of the bankruptcy so that the property can be foreclosed upon. Furthermore, the court could modify the terms of the loan by extending the due date, changing the interest rate and payment structure, or causing the priority of the loan to be subordinated to a bankruptcy court approved financing plan.

First Trust Deeds

Type of Property	Max LTV
Single Family Residence	70%
Condominiums	70%
Apartments	70%
Commercial and Industrial	65%
Land	50%
Single Family Improved	65%
Residential Lot
Note Hypothecation or	60%
Collateral Loans
Performing Discounted	Varies
Notes
Non-Performing	75%
Discounted Notes

Second Trust Deeds
Type of Property	Max LTV
Single Family Residence	65%
Condominiums	65%
Apartments	65%
Commercial and Industrial	65%
Performing Discounted	65%
Notes
Builder Equity	75%

Internal Rate of Return (IRR)

Definition of Internal Rate of Return

IRR refers to the yield rate that is earned or expected for a given capital investment over the period of ownership. The IRR for an investment is the yield rate that equates the present value of the future benefits of the investment to the amount of capital invested. The IRR applies to all expected benefits, including the proceeds from resale at the termination of the investment. It can be used to measure the return on any capital investment, before or after income taxes.

Financial Formula for Calculating Internal Rate of Return
The IRR for an investment proposal is the discount rate that equates the present value of the expected net cash flows (CFs) with the initial cash outflow (ICO) or amount invested. If the initial cash outflow or cost occurs at time 0, it is represented by that rate, IRR, such that...

(“...” represents periodic cash flows from 1 to the number required (n)).

The original invested capital represents the initial cash outflow (ICO).

Chapter Eight:
Team Members

Dan J. Harkey
President and Founder

Dan has been in the real estate and financial services industry since 1972, during which he has acquired extensive knowledge in conventional and income property loan underwriting. He has authored a 200-page textbook titled “Introduction to Income Property: Lender Practices and Underwriting” and has taught seminars throughout California based on this book. Dan has been active in drafting and supporting state legislation which seeks additional disclosure protection for private investors. In addition, Dan has been instrumental in writing legislation to raise the standards of the private money brokerage community, and Point Center is represented by its own legislative advocate in Sacramento.

Dan is a licensed broker with the California Department of Real Estate through Point Center and is an active member of the California Association of Mortgage Brokers and the National Association of Mortgage Brokers. Dan holds a Bachelor’s Degree in Economics from California State University, Long Beach as well as a California Teaching Credential.

Dan embodies Point Center’s core values as an industry leader in creating value and financial reward for our investors by providing diverse and innovative investment products.

M. Gwen Melanson
Chief Financial Officer

Gwen began her career with Point Center in 1988 and has advanced to become the Chief Financial Officer and General Manager for the Company. Gwen’s responsibilities include overseeing the financial activities of the Company, including all general accounting functions, tax preparation, and payroll. Additionally, Gwen oversees the Loan Processing and Loan Servicing Departments, and she is hands-on with Trust Fund Accounting, Dept. of Real Estate and Department of Corporations compliance reporting, investor relations, management, and personnel. Having worked extensively with loan origination and processing, through escrow closings, Gwen’s knowledge and expertise make her a critical component of the Company’s ongoing success.

Gwen exemplifies Point Center’s core values by implementing result-oriented processes that encourage and support personal, professional, and organizational accountability.

Operations

Operations coordinates company initiatives and special projects. Responsibilities include developing and monitoring compliance with corporate policies and procedures and ensuring compliance with regulatory requirements.

They support development of employee training programs and manage company facilities and assets. Additionally, this group develops, monitors, and reports on departmental budgets and projections.

Operations represents the company’s core values by fostering teamwork and ethical business practices.

Marketing

The Marketing Team is responsible for identifying the Company’s target markets, selecting and creating its message, and communicating the message through various channels such as direct mail campaigns, e-marketing, newspapers, trade publications, seminars, and trade shows nationwide. The Marketing Team’s goal is to understand its products, customers, competition, industry, and the trends driving customer preferences.

The Team demonstrates the Company’s core values by strategically aligning with preferred vendors to provide innovative, diverse products to effectively brand the Company’s image.

Production

The San Juan Production Department is fundamental in making every Point Center marketing project a reality. This area produces the Company’s printed marketing materials, investor packages, and first class bulk mailings. San Juan Production assists in the execution of the Company’s seminars, trade shows and events.

The San Clemente Production Facility processes the direct mail campaigns for prospective investors, brokers, builders/developers, and other target markets. On average in 2005, they collectively mailed 650,000 solicitations on a monthly basis, and it is anticipated this figure will average 1,250,000 monthly solicitations in 2006.

Both departments are exemplary in demonstrating our Company’s core values by fostering teamwork, having successful interaction with all departments, and executing result-oriented processes.

Broker Relations

The Broker Relations Department procures loan submissions from outside brokers and/or prospective borrowers by utilizing Company advertising and the call center. The Broker Relations Department relieves the Underwriters from basic inquiry calls so they may focus more on the specialized task of underwriting Point Center’s loan requests. Additionally, they answer loan questions, procure loans, screen incoming loan inquiries by understanding Company guidelines and procedures, request and review loan packages, and follow up on status calls and other special projects.

Broker Relations reflects our Company’s core values by creating and maintaining mutually beneficial relationships with brokers by offering alternative financing solutions.

Underwriting

The Underwriting Department oversees the process of soliciting and originating loans from outside brokers and/or prospective borrowers. Through established underwriting criteria, the Underwriter confirms that the requested loan meets Point Center’s acceptable parameters of collateral, pricing and risk. The underwriting function includes initial review, assembling a package, negotiating loan terms, the issuance of Letters of Interest and Fee and Placement Agreements. This department is responsible for final approval and assisting the Processing Department through loan closing.

The Underwriting Department characterizes Point Center’s core values by creating opportunities for brokers, borrowers, and investors through diverse and innovative investment products.

Investor Relations

The Investor Relations Department is committed to delivering personalized service to our valued investors. The department is responsible for developing new investor relationships as well as maintaining a strong rapport with our existing investors. In addition to managing investment requests, the department provides comprehensive information about our products so that our investors can make informed decisions.

The Investor Relations Department demonstrates our Company’s core values by facilitating financial reward for our investors through diverse and innovative investment products.

Loan Agents

Loan Agents develop business relationships between Point Center, brokers, and potential investors. They operate similarly to the Investor Relations and Broker Relations Departments but maintain their own client base.

The Loan Agents work to originate loans of various types of properties such as multi-family, commercial, industrial, construction, and land development. They also work with investors evaluating Point Center investment products for their portfolios.

The Loan Agents represent our Company’s core values by facilitating financial reward for brokers, borrowers, and investors through Point Center’s investment products.

Loan Processing

The Loan Processing Department works in unison with Broker Relations, Underwriting and the Funding Department to originate and close loan transactions. They communicate with title and escrow companies, attorneys, brokers, and appraisers to coordinate all data needed to close loans. They also handle loan sign-ups, work with our Legal Department to prepare the legal documentation, and create loan marketing information for the investors. This department drafts the Loan Summaries and works with our Technology Department to upload the data onto the web site.

Funding Department

The Funding Department manages the funding of loans with multiple investors and investment programs at Point Center. This department communicates with Investor Relations, Underwriting, Loan Processing, Production, Loan Servicing and our CFO, Gwen Melanson, to manage the time-sensitive coordination of investor funds and loan closings. Funding ensures that suitable investors and programs are included in the funding of all loans, and they also maintain trust fund accounting compliance in connection with investor financial transactions.

Once potential investors have made a reservation for a particular loan through our Investor Relations Department, the Funding Department forwards documentation which includes an investor loan package, a fractional investor sign-up document, an offering circular, and a subscription agreement. This group tracks the return of these signed packages and follows up with potential investors for proper documentation. Once documents and funds are collected from all investors, the Funding Department commences the funding processes for the particular loan.

The Funding and Processing Departments exhibit Point Center core values by fostering teamwork and demonstrating organizational accountability.

Loan Servicing

Our Loan Servicing Department is responsible for all post-closing loan duties and works directly with Underwriting, Loan Processing, Funding, Investor Relations, and the Legal Department. Loan Servicing handles borrower and investor inquiries and correspondence, loan payment applications, disbursement of investor checks, managing impound accounts, fund control compliance, accounting for staged fundings, and all other loan-related tasks. This department is required to maintain trust fund accounting compliance in connection with all loan collections and investor transactions.

Loan Servicing also monitors the loan portfolio for placement of insurance, payment of property taxes, demand statement requests, loan payoffs and reconveyances, and they work with legal counsel on bankruptcies, foreclosures, and receiverships. In the event a foreclosure is completed on a loan, this department takes direction from the President for disposition of the property.

Loan Servicing and Product Servicing reflect Point Center’s core values by proactively initiating result-oriented processes to protect the loan portfolio.

Product Servicing
Point Center Mortgage Fund I, LLC - Federally Registered Public Mortgage Pool

This department handles the daily operations of the mortgage pool including forwarding documentation to investors (i.e. prospectus and subscription documents), and monitoring subscription requests and admittance of new members.

Responsibilities also include processing monthly distributions as well as subsequent purchases of units and redemptions of existing units, investor interface, and maintenance of company bank accounts.

Human Resources

The Human Resources Department provides service and support in employment recruitment, employee relations and morale, benefits, compensation, training, and safety. This department fosters an environment based on teamwork, integrity, efficiency, problem solving, and ethical business practices in all relationships. Human Resources promotes growth, accountability and empowerment within the Company’s corporate culture.

The Human Resources Department models Point Center’s core values by dedicating appropriate resources to attract and retain quality employees.

Technology

The Technology Department is responsible for initiating, implementing, and maintaining IT solutions that help drive forward company initiatives. They work closely with all other departments in the company in an ongoing effort to help optimize efficiency. “Tech Team” at Point Center prides itself in being a vital asset of and an important component to the overall success of Point Center Financial, Inc.

The Technology Department represents Point Center’s core values by fostering teamwork, having successful interaction with all departments, and executing result-oriented processes.

Accounting

The Accounting Department controls and performs all of Point Center’s general accounting functions on a daily basis. Tasks include cash management, bank reconciliations, internal accounting controls, general ledger analysis and reconciliation, and preparation of month-end financial statements. This group coordinates the Company’s independent audit and tax filings. Other duties include reconciliation of accounts payable including interaction and research with vendors, maintaining accounts receivable, credits, and purchasing.

The Accounting Department reflects our core values by promoting organizational and financial accountability.

Legal Department

The Legal Department counsels other departments and executive management regarding all legal matters, including all loan-related matters, corporate matters, litigation,

labor and employment matters, and general management of legal risk relative to the Company’s operations and duties.

The Legal Department advises executive management regarding the creation of new products offered by the Company and, directly or with the assistance of outside counsel, takes all steps necessary to create the documentation to implement the products. This department practices “preventative law” by monitoring changes in the law and proactively defining and developing corporate strategies, policies, procedures and programs to minimize legal risk and exposure of the Company.

The Legal Department represents Point Center’s core values by guiding the Company to ensure lawful and ethical business practices.

Investors get more than just High Returns
•	Monthly Cash Flow to Investors
•	Real Property Collateral with 25% to 50% Protective Equity
•	No Sales Charges - 100% of the Capital is Invested
•	No Selling Commissions
•	Servicing Management provided by Point Center

1-800-544-8800
www.pointcenter.com
30900 Rancho Viejo Road, Suite 100
San Juan Capistrano, CA 92675

NTDI-0601

Photos, Captions and Quotes

Page 12:
“I have found Dan Harkey to be very open and honest. He has a lot of experience in the field. He researches his projects thoroughly and the returns I have received on my investments with him are what he said they would be. His staff is very helpful - great customer service.”
-Don, Investor

San Clemente, California. Industrial warehouse.
Interim financing while waiting for institutional loan to close. First trust deed.

Page 14:

“The very efficient manner that Point Center handles the paper work, the friendly answers to questions plus other reasons are why Point Center has my respect.”
-John and Charlene, Investors

Page 15:
Hercules, California. Construction financing.
Three industrial buildings containing 16 units. First trust deed.

Page 16:
Historical Transaction Profile
Location: San Juan Capistrano, California
Property Type: Commercial complex with offices and theater.

Page 17:
Loan Type: Interim financing for retail center
while property was being marketed for sale. First trust deed.
Loan Amount: $4.2 Million Loan-to-Value: 72%

Page 20:
Palm Desert, California. Vertical construction financing
for residential development. First trust deed.

Page 22:
“The investments I have with Point Center are perfect for a retired couple at our age. Our main concerns are maximum security together with high return.”
-	Sidney and Lila, Investors

Downtown San Diego, California. Commercial building.
Conversion to condominiums. First trust deed.

Page 23:
Aliso Viejo, California. Industrial warehouse. Interim financing while waiting for institutional loan to close. First trust deed.

Page 24:
Indio, California. Refinance loan of a mini-storage facility. First trust deed. Front view.

Page 25:
Indio, California. Refinance loan of a mini-storage facility. On-site view.

Page 26:
Historical Transaction Profile
Location: Palm Desert, California
Property Type: Residential community development.

Page 27:
Loan Type: Land loan and construction financing. First trust deed.
Loan Amount: $27 Million Loan-to-Value: 58%

Page 34:
Las Vegas, Nevada. Refinance of a religious facility to payoff existing liens. First trust deed.

Page 36:
Rialto, California. Consolidation and rehabilitation
financing for religious facility. First trust deed.

Page 38:
Historical Transaction Profile
Location: Rising Fawn, Georgia
Property Type: 218 acres of land, within a
mixed-used development.

Page 39:
Loan Type: Infrastructure loan for
residential lot and recreational development. First trust deed.
Loan Amount: $11.3 Million Loan-to-Value: 57%/

Page 42:
“Point Center is an honest, stable, professional, dependable, and hardworking financial institution. I have only had positive experiences…and plan on staying with them forever.”
-	Barry, Investor

Dana Point, California. Residential duplex. Rehabilition loan for income property. First trust deed.

Page 46:
Historical Transaction Profile
Location: Encinitas, California
Property Type: 16,000 square foot single family estate.

Page 47:
Loan Type: Construction financing. First trust deed.
Loan Amount: $4 Million Loan-to-Value: 65%

Page 50:
“They have a conservative, well devised business plan that protects investors funds while providing excellent, secured returns. Via careful due diligence, they filter out weak borrowers and projects, thus eliminating undue risk to their investors.”
-	William and Marti, Investors

North Bay Area, California. Construction financing for industrial building. First trust deed.

Page 52:
Foothill Ranch, California. Short-term gap loan while
borrower was waiting for institutional loan to close. First trust deed.

Page 54:
“From the first time I spoke with a representative of Point Center, Dan Harkey, President, to the correction of an accounting error for $1.24. I can describe Point Center in just one word, professionalism. Without exception, each contact, and each phone call has always been handled in an efficient, courteous and almost exuberant manner. Whenever I speak to others about my experiences with Point Center, the description always includes the word professionals.”
-	Dennis and Charlene, Investors

Escondido, California. Construction financing for congregate care facility. First trust deed.

Page 56:
“Excellent, accurate and efficient business processes. A business facility appropriate and adequate for the mission.” - David and Janice, Investors

Dana Point, California. Construction financing for custom home. First trust deed.

Page 58:
“Top flight accounting lets you know the precise status of your investments; top flight investment expertise guarantees good performance on a continuous basis over the years.”
-	Charles, Investor

Construction financing nationwide.

Page 60:
Historical Transaction Profile
Location: San Juan Capistrano, California
Property Type: Single family ranch estate.

Page 61:
Loan Type: Construction financing. First trust deed.
Loan Amount: $3.9 Million Loan-to-Value: 68%

Page 64:
“Point Center has been very upfront about the expected rewards as well as the potential risks associated with investing in trust deeds. Their explanatory video and booklets outlining the rewards/risks associated with each investment type was excellently done.”
Jan and Carol, Investors

Page 66:
“Very easy to communicate with all personnel... investing is easy and simple. Interests are paid on time.” - Ezekiel and Sonia, Investors

Norco, California. Refinance loan for car wash, gas station, and mini-mart. First trust deed.

Page 68:
Historical Transaction Profile
Location: Los Banos, California
Property Type: Sub-division development and golf course.

Page 69:
Loan Type: California golf course and residential development. First trust deed.
Loan Amount: $41.5 Million Loaan-to-Value: 65%

Page 72:
I have a decade of experiences with Point Center, all of it excellent. Based on long experiences I have a great deal of respect for Dan Harkey. He looks after your interests.”
-	Philip and Helga, Investors

Page 73:
Susan Cobb
Administrative Coordinator

Steve Ward
Director of Operations

Brienne Girard
Executive Assistant

Leslie Navarro
Administrative Assistant

Joyce Wade
Receptionist

Page 74:

Christy Tapia
Director of Marketing

Tiffany Tapia
Marketing Assistant

Harmony Barnard
Marketing Assistant

Tommy Picard
Graphic Designer

Amy Bruns
Clerical Assistant

Page 75:
Scott Towner
Operations Manager

Jeff Weihert
Production Lead

Dan Boyd
Production Assistant

Devin Urbanowski
Production Assistant

Joel Ross
Production Assistant

Andrew Clark
Special Assistant

Page 76:
Judy Chatelain
Junior Underwriter

Shannon Brugnoli
Assistant Underwriter

Anthony Jurica
Broker Relations Representative

David McGahey
Broker Relations Representative

Josh Pukini
Broker Relations Representative

Shannon Winsor
Broker Relations Representative

Page 77:
Steve Livingston
Senior Underwriter

Brett Adams
Underwriter

Steve Neptune
Underwriter

Page 78:
Brian Deleget
Investor Relations Manager

Gina Gillespie
Investor Relations Representative

Judy Squire
Investor Relations Representative

Kate Hurley
Investor Relations Representative

Lisa Minnott
Investor Relations Representative

Crystal Bruenning
Investor Relations Representative

Page 79:
Bob Neprud
Loan Agent

Christine Hess
Loan Agent

Martin Chan
Loan Agent

Martin Richelli
Loan Officer

Page 80:
Lois Bejerano
Loan Processing Manager

David Akiva
Loan Processor

Jeff Grubert
Loan Processor

Joshua Reta
Loan Processor

Michael Burchartz
Loan Processor

Page 81:
Carrie Clayton
Funding Coordinator

Michael Bui
Funding Coordinator

Page 82:
Rene Esparza
Loan Service Manager

Courtney Hagee
Loan Service Associate

Kelly Altringer
Loan Service Associate

Page 83:
Tera Christofferson
Mortgage Pool Representative

Lorie Boutboul
Director of Human Resources

Page 84:
Mike Sewell
Chief Information Officer

Mads Moller
Program/Analyst

Lee Dalais
Programmer

Shaun Wilson
Programmer

Rafael Medina
User Support Technician

Erik Ludloff
Network Engineer

Page 85:
Seema Allameh
Controller

David Ryberg
Accounts Payable Coordinator

Alan Bergfeld
General Counsel

April Claeyssens
Legal Assistant